Exhibit 99.1

BGC Partners Reports First Quarter 2009 Financial Results

NEW YORK, NY – May 6, 2009 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “the Company”), a leading global inter-dealer broker of financial instruments, today reported its financial results for the first quarter ended March 31, 2009.1

BGC Partners First Quarter Financial Summary

•

Pre-tax distributable earnings were $30.1 million or $0.15 per fully diluted share in the first quarter of 2009, compared with $50.8 million or $0.27 per fully diluted share in the year-earlier quarter.

•

Post-tax distributable earnings were $22.6 million or $0.11 per fully diluted share in the first quarter of 2009, compared with $39.4 million or $0.21 per fully diluted share in the first quarter of 2008.

•	First quarter 2009 revenues as used to calculate distributable earnings were $286.1 million compared with $338.9 million in the year-earlier period.

•

Income from continuing operations before income taxes as calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) was $21.3 million in the first quarter of 2009, compared with ($39.8) million in the year-earlier period.

•	GAAP net income for fully diluted shares was $19.9 million or $0.10 per share in the first quarter of 2009, compared with ($48.5) million or ($0.26) per share in the year-earlier period.

•	GAAP revenues were $283.9 million in the first quarter of 2009, compared with $337.1 million in the first quarter of 2008.

•	BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.09 per share payable on May 28, 2009 to Class A and Class B common stockholders of record as of May 18, 2009.

“Although our revenues for distributable earnings declined when compared with the record first quarter of 2008, we generated top line growth both sequentially and year-on-year in Credit and sequentially in Rates,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC Partners, Inc. “Overall, our revenues were roughly flat when compared to the fourth quarter of 2008. Nonetheless, because of our strong focus on the bottom line, non-compensation expenses for distributable earnings were down by over 18 percent year-over-year and by more than 13 percent sequentially. Thus, despite the current market environment, we were able to expand our margins both sequentially and when compared to prior quarters with similar revenues.”

[1]	Because of BGC Partners’ merger with and into eSpeed on April 1, 2008, this release discusses historical financial results on a consolidated basis.

First Quarter Revenues

For the first quarter of 2009, BGC Partners’ GAAP revenues were $283.9 million versus $337.1 million in the first quarter of 2008. Revenues used to calculate distributable earnings were $286.1 million, compared with the prior year quarter’s $338.9 million. The Company’s revenues for the first quarter of 2009 as calculated for GAAP and distributable earnings would have been approximately $24 million higher if not for the increase in the value of the U.S. dollar relative to other major currencies since the beginning of 2008. First quarter 2009 GAAP revenues included ($2.1) million in equity pick-up primarily related to Aqua and ELX, while first quarter 2008 GAAP revenues included ($1.8) million in equity pick-up related to the same equity investments. Year-over-year gains in brokerage revenues from Credit were offset primarily by year-over-year decreases in other brokerage revenues and fees from related parties.

Brokerage revenues for both GAAP and distributable earnings were $263.5 million, compared with $305.9 million in the prior year quarter. For the first quarter of 2009, Rates revenues were $123.6 million, Credit revenues were $91.3 million, Other Asset Classes revenues were $26.3 million, and Foreign Exchange revenues were $22.3 million. In comparison, for the first quarter of 2008, Rates revenues were $152.5 million, Credit revenues were $87.2 million, Other Asset Classes revenues were $28.8 million, and Foreign Exchange revenues were $37.5 million.

The increase in Credit revenues was driven primarily by BGC Partners’ strength in broking both corporate bonds and the related broking of credit default swaps used by the Company’s clients to hedge the underlying cash securities. Rates revenues were negatively impacted primarily by consolidation among large fixed fee eSpeed fully electronic U.S. Treasury customers as well as by lower industry-wide U.S. Treasury volumes. Foreign exchange revenues decreased primarily due to lower industry-wide emerging markets foreign exchange option volumes.

In the first quarter of 2009, Rates represented 43.2 percent of total distributable earnings revenues, Credit 31.9 percent, Other Asset Classes 9.2 percent, and Foreign Exchange 7.8 percent. In comparison, for the first quarter of 2008, Rates represented 45.0 percent of total distributable earnings revenues, Credit 25.7 percent, Foreign Exchange 11.1 percent, and Other Asset Classes 8.5 percent.

First quarter of 2009 revenues related to fully electronic trading2 represented 6.9 percent of total distributable earnings revenues versus 6.0 percent in the prior year period. This was driven by significant increases in fully electronic volumes for credit default swaps and foreign exchange options, offset by the decrease in fully electronic Rates volumes.

First Quarter Expense

Total GAAP expenses decreased by 30.3 percent to $262.6 million in the first quarter of 2009 compared with $376.9 million in the prior year period. Total expenses on a distributable earnings basis decreased by 11.1 percent year-over-year to $256.0 million compared with $288.1 million in the first quarter of 2008.

The Company’s compensation and employee benefits decreased to $174.3 million from $187.8 million year-over-year on a distributable earnings basis in the first quarter of 2009, but increased

[2]	This includes fees captured in both the “total brokerage revenues” and “fees from related party” line items related to fully electronic trading.

to 60.9 percent of distributable earnings revenues, compared with 55.4 percent in the prior year period. This increase as a percentage of revenues is due in part to certain related party employees who perform services for the Company and whose compensation had been recorded in periods prior to the merger of BGC and eSpeed as fees to related parties. Because of the merger, the Company now includes the compensation for these employees as part of compensation and employee benefits. The compensation ratio also rose in part because the Company replaced some outside vendors and consultants with full-time employees, which also contributed to the year-over-year reduction in professional and consulting fees and to lower overall expenses.

The difference between first quarter 2009 compensation and employee benefits as calculated for GAAP and distributable earnings was due to a credit of $1.0 million in non-cash and non-dilutive compensation expenses related to the activation of exchangeability of founding partner interests granted pre-merger, which was offset by $2.5 million in non-cash and non-dilutive charges related to compensation expense for restricted stock units and REUs granted pre-merger and $0.1 million in expense related to dividend equivalents to holders of restricted stock units. The difference between first quarter 2008 compensation and employee benefits as calculated for GAAP and distributable earnings was $84.0 million in non-cash and non-dilutive compensation expenses related to redemption of partnership units issued prior to the merger and the activation of exchangeability of founding partner interests granted pre-merger, and $2.7 million in non-cash and non-dilutive charges related to compensation expense for restricted stock units and REUs granted pre-merger.

For the first quarter of 2009, non-compensation expenses, when compared to the year earlier period, declined by 20.2 percent on a GAAP basis and by 18.6 percent on a distributable earnings basis to $81.7 million. This represented 28.8 percent of GAAP revenues and 28.6 percent of distributable earnings revenues. This compares with $102.4 million or 30.4 percent on a GAAP basis and $100.3 million or 29.6 percent on a distributable earnings basis in the prior year period.

There were no differences between non-compensation expenses in the first quarter of 2009 as calculated for GAAP and distributable earnings. The difference between non-compensation expenses in the first quarter of 2008 as calculated for GAAP and distributable earnings was related to a $2.0 million pro forma adjustment due to the recapitalization in conjunction with the separation and merger of BGC and eSpeed, which reflected a net decrease in interest expense.

First Quarter Income

The Company recorded GAAP income from continuing operations before income taxes of $21.3 million, GAAP net income for fully diluted shares of $19.9 million, and GAAP net income per fully diluted share of $0.10 in the first quarter of 2009. This compares to GAAP net income from continuing operations before taxes of ($39.8) million, GAAP net income for fully diluted shares of ($48.5) million, and GAAP net income of ($0.26) per fully diluted share in the first quarter of 2008.

In the first quarter of 2009, BGC Partners’ pre-tax distributable earnings were $30.1 million or $0.15 per fully diluted share, compared with $50.8 million or $0.27 per fully diluted share in the first quarter of 2008. The Company’s pre-tax distributable earnings margin was 10.5 percent in the first quarter of 2009 versus 15.0 percent in the prior year period.

BGC Partners recorded post-tax distributable earnings of $22.6 million or $0.11 per fully diluted share in the first quarter of 2009 compared with $39.4 million or $0.21 per fully diluted share in the first quarter of 2008. The Company’s post-tax distributable earnings margin was 7.9 percent in the first quarter of 2009 versus 11.6 percent in the prior year period.

In the first quarter of 2009, the effective tax rate for distributable earnings was 26.6 percent compared with 21.1 percent in the prior year quarter. The Company had a fully diluted weighted average share count of 200.0 million for the first quarter of 2009, compared with 185.0 million in the year earlier period. As of March 31, 2009, BGC had approximately 197.4 million fully diluted shares outstanding.

Broker Statistics

As of March 31, 2009, BGC Partners had 1,270 voice/hybrid brokers, versus 1,289 as of December 31, 2008 and 1,201 as of March 31, 2008. Voice/hybrid brokerage revenue per average voice/hybrid broker for the first quarter of 2009 was approximately $194,000 compared with $245,000 in the year earlier period.

Balance Sheet

As of March 31, 2009, the Company’s cash position, which is defined as cash and cash equivalents, cash segregated under regulatory requirements, and reverse repurchase agreements, was $366.3 million; long-term debt was $150.0 million; book value per share was $2.40; and total capital, which is comprised of “redeemable partnership interest”, Cantor’s “non-controlling interest in subsidiaries”, and “total stockholders’ equity”, was $447.9 million.

In comparison, as of December 31, 2008 the Company’s cash position was $361.3 million; long-term debt was $150.0 million; book value per share was $2.31; and its total capital was $443.8 million.

Second Quarter 2009 Outlook

The Company expects to generate distributable earnings revenues of between $260 million and $280 million in the second quarter of 2009, compared with $306.7 million in the prior year period. This revenue outlook would have been approximately $25 million higher if not for the relative appreciation of the U.S. dollar year-over-year.

The Company expects second quarter 2009 pre-tax distributable earnings of approximately $20 million to $28 million, compared with $42.3 million in the second quarter of 2008. The Company expects second quarter 2009 post-tax distributable earnings to be in the range of $14 million to $20 million versus $32.2 million in the year-earlier quarter.

The Company’s compensation and employee benefits are expected to remain at approximately 60 percent of total revenues on a distributable earnings basis for the full year 2009.

The Company anticipates an effective tax rate for distributable earnings of approximately 27 percent for 2009.

The outlook for BGC Partners contained in this release does not include the potentially positive impact of any accretive acquisitions, any significant increase in brokerage headcount, or a material change in the percentage of revenues from or related to fully electronic trading, Software Solutions, and Market Data. The Company intends to pursue these developments, which could have a significant beneficial effect on its revenues and distributable earnings margins should they occur.

Quarterly Dividend and Stock Repurchase

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. On May 4, 2009, the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per share payable on May 28, 2009 to Class A and Class B common stockholders of record as of May 18, 2009.

From December 31, 2008 through April 30, 2009, the Company repurchased 4,023,959 shares of its Class A common stock for an aggregate purchase price of $7,892,998, as detailed in the following table:

Period	Number of shares purchased	Average price per share
January	—	$—
February	—	$—
March	3,537,258	$1.89
April	486,701	$2.50

As of April 30, 2009, the Company had approximately $32.4 million remaining from its $100 million repurchase authorization.

Conference Call

BGC Partners will host a conference call Thursday, May 7, at 8:45 a.m. ET to discuss these results. Investors can access the call and download an accompanying PowerPoint presentation at the “Investor Relations” section of http://www.bgcpartners.com. One must have a Real Media or Windows Media plug-in and headphones or speakers in order to listen to the webcast or its replay. Additionally, call participants may dial in with the following information:

U.S #	888-679-8034
International #	617-213-4847
Passcode	72243218

Pre-registration	https://www.theconferencingservice.com/prereg/key.process?key=PBDCLAB9G
Replay From/To	05/07/2009 11:45 AM / 05/15/2009 11:59 PM
U.S. #	888-286-8010
International #	617-801-6888
Passcode	22192962

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

About BGC Partners, Inc.

BGC Partners, Inc. (NASDAQ: BGCP) is a leading, fast growing, and global inter-dealer broker, specializing in the brokering of financial instruments and related derivatives products. BGC Partners provides integrated voice, hybrid, and fully electronic execution and other brokerage services to the world’s largest and most creditworthy banks, broker-dealers, investment banks, trading firms, and investment firms for a broad range of global financial products, including fixed income securities, interest rate swaps, foreign exchange, equity derivatives, credit derivatives, futures, commodities, structured products, and other instruments.

Through its eSpeed and BGC Trader brands, BGC Partners uses its proprietary, built, and paid for technology to operate multiple buyer, multiple seller real-time electronic marketplaces for the world’s most liquid capital markets. The Company’s pioneering suite of tools provides end-to-end transaction solutions for the purchase and sale of financial products over its global private network or via the Internet. BGC Partners’ neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading for the world’s largest financial firms. Through its BGCantor Market Data brand, the Company also offers globally distributed and innovative market data and analysis products for numerous financial instruments and markets.

BGC’s unique partnership structure and extensive employee ownership create a distinctive competitive advantage among its peers. Named after fixed income trading innovator B. Gerald Cantor, BGC Partners has 16 offices in New York and London, as well as in Beijing (representative office), Chicago, Copenhagen, Hong Kong, Istanbul, Johannesburg, Mexico City, Nyon, Paris, Seoul, Singapore, Sydney, Tokyo and Toronto. For more information, visit http://www.bgcpartners.com. The Company’s corporate address is: BGC Partners, Inc., 499 Park Avenue, New York, New York 10022. The media, analysts, and investors can also subscribe to BGC Partners’ investor “Email Alerts” at the “Investor Relations” section of http://www.bgcpartners.com.

Distributable Earnings

“Revenues for distributable earnings”, “pre-tax distributable earnings “and “post-tax distributable earnings” are supplemental measures of operating performance used by management to evaluate the financial performance of BGC Partners and its subsidiaries. We believe that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders as well as to holders of BGC Holdings partnership units during any period. As compared with “income (loss) from continuing operations before income taxes”, “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations exclude certain non-cash compensation and other expenses which do not involve the receipt or outlay of cash by BGC Partners, and which do not dilute existing stockholders, and which do not have economic consequences, as described below.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners’ equity investments, such as in Aqua Securities, L.P. (“Aqua”) and ELX Electronic Liquidity Exchange (“ELX”).

Pre-tax distributable earnings are defined as GAAP income (loss) from continuing operations before income taxes and exclude non-cash, non-dilutive, and non-economic items, including, for example:

•

Non-cash stock based equity compensation charges, for equity granted or issued prior to the merger of BGC Partners with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to founding partner unit and REU conversion;

•	Non-cash undistributed income or non-cash loss from BGC Partners’ equity investments including Aqua and ELX;

•	Allocation of net income to founding/working partner units and REUs; and

•	Non-cash asset impairment charges, if any.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	Post-tax distributable earnings are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	Post-tax distributable earnings per fully diluted share are defined as post-tax distributable earnings divided by the weighted average number of fully diluted shares for the period.

In addition to the pro rata distribution of net income to BGC Holdings founding/working partner units, to REUs, and to Cantor for its non-controlling interest, BGC Partners, Inc. also expects to pay a quarterly dividend to its stockholders. The amount of all of these payments is expected to be determined using the same definition of distributable earnings. The dividend to stockholders is expected to be calculated based on post-tax distributable earnings allocated to BGC Partners, Inc. and generated over the fiscal quarter ending prior to the record date for the dividend.

Employees who are holders of unvested restricted stock units (“RSUs”) are granted pro-rata payments equivalent to the amount of dividend paid to common stockholders. Under GAAP, dividend equivalents on unvested RSUs are required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or income (loss) for fully diluted shares. Distributable earnings is a metric that is not necessarily indicative of liquidity or cash to fund our operations.

Pre- and post-tax distributable earnings are not intended to replace the presentation of BGC Partners, Inc.’s GAAP financial results. However, management does believe that they will help provide investors with a clearer understanding of the Company’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to our financial condition and results from operations. Management believes that distributable earnings and the GAAP measures of the Company’s financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “income (loss) from continuing operations before income taxes”, “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share”, because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to pre- and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation Of GAAP Income To Non-GAAP Distributable Earnings”, which provides a summary reconciliation between pre- and post-tax distributable earnings and GAAP “net income (loss) for fully diluted shares” and GAAP “income (loss) from continuing operations before income taxes” for the Company for the periods discussed in this release.

Discussion of Forward-Looking Statements by BGC Partners

The information in this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to: our relationship with Cantor Fitzgerald, L.P. and its affiliates (“Cantor”) and any related conflicts of interest, competition for and retention of brokers and other managers and key employees, reliance on Cantor for liquidity and capital and other relationships; pricing and commissions and market position with respect to any of our products and services and those of our competitors; the effect of industry concentration and reorganization, reduction of customers and consolidation; liquidity, clearing capital requirements and the impact of recent credit market events; market conditions, including trading volume and volatility, and further deterioration of the equity and debt capital markets; economic or geopolitical conditions or uncertainties; the extensive regulation of the Company’s businesses, changes in regulations relating to the financial services industry, and risks relating to compliance matters; factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk, as well as counterparty failure; the costs and expenses of developing, maintaining and protecting intellectual property, including judgments or settlements paid or received in connection with intellectual property, or employment or other litigation and their related costs; certain financial risks, including the possibility of future losses and negative cash flow from operations, potential liquidity and other risks relating to the ability to obtain financing and risks of the resulting leverage, as well as interest and currency rate fluctuations; the ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services and to secure and maintain market share; the ability to enter into marketing and strategic alliances and other transactions, including acquisitions, dispositions, reorganizations, partnering opportunities and joint ventures, and the integration of any completed transactions; the ability to hire new personnel; the ability to expand the use of technology for our hybrid platform, including screen-assisted, voice-assisted and fully electronic trading; effectively managing any growth that may be achieved; financial reporting, accounting and internal control factors, including identification of any material weaknesses in our internal controls and our ability to prepare historical and pro forma financial statements and reports in a timely manner; the effectiveness of risk management policies and procedures; the ability to meet expectations with respect to payment of dividends, distributions and repurchases of our common stock or purchases of BGC Holdings, L.P. (“BGC Holdings”) limited partnership interests or other equity interests in our subsidiaries, including from Cantor, our executive officers, and our employees; and the risks and other factors described herein under the heading “Item 1A—Risk Factors” in most recent Form 10-K filed with the SEC on March 16, 2009, and as amended in any subsequent filings.

The foregoing risks and uncertainties, as well as those risks discussed under the heading “Item 7A—Quantitative and Qualitative Disclosures About Market Risk” and elsewhere in our most recent 10-K, may cause actual results to differ materially from the forward-looking statements. The information included herein is given as of the filing date of our most recent Form 10-K with the SEC, and future events or circumstances could differ significantly from these forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our discussions in financial releases often summarize the significant factors affecting our results of operations and financial condition. This discussion is provided to increase the understanding of, and should be read in conjunction with, our Consolidated Financial Statements and the accompanying Notes thereto included elsewhere in our most recent Form 10-K .

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION IN ACCORDANCE WITH GAAP

(unaudited, in thousands, except share and per share data)

	March 31, 2009	December 31, 2008

Assets:
Cash and cash equivalents	$300,874	$204,930
Cash segregated under regulatory requirements	2,437	5,101
Reverse repurchase agreements with related parties	63,011	151,224
Loan receivables from related parties	980	980
Securities owned	4,801	887
Securities borrowed	23,734	—
Marketable securities	1,106	920
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	250,755	177,831
Accrued commissions receivable, net	129,628	127,639
Forgivable and other loan receivables from employees and partners	90,634	80,597
Fixed assets, net	135,433	136,812
Investments	25,287	26,559
Goodwill	63,500	63,500
Other intangible assets, net	16,240	17,066
Receivables from related parties	29,102	14,780
Other assets	58,161	59,515

Total assets	$1,195,683	$1,068,341

Liabilities, Redeemable Partnership Interest and Total Equity:
Accrued compensation	$128,108	$113,547
Securities sold, not yet purchased	1,151	321
Payables to brokers, dealers, clearing organizations, customers and related broker-dealers	224,615	119,262
Payables to related parties	61,268	50,316
Accounts payable, accrued and other liabilities	169,744	177,340
Deferred revenue	12,896	13,774
Long-term debt	150,000	150,000

Total liabilities	747,782	624,560
Redeemable partnership interest	112,859	102,579
Stockholders’ equity
Class A common stock, par value $0.01 per share 500,000 shares authorized; 61,735 and 61,735 shares issued at March 31, 2009 and December 31, 2008, respectively; and 47,685 and 51,222 shares outstanding at March 31, 2009 and December 31, 2008, respectively	617	617
Class B common stock, par value $0.01 per share 100,000 shares authorized; 30,148 and 30,148 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively, convertible into Class A common stock	301	301
Additional paid-in capital	269,641	271,161
Treasury stock, at cost: 14,050 and 10,513 shares of Class A common stock at March 31, 2009 and December 31, 2008, respectively	(88,540)	(81,845)
Retained earnings	10,038	1,958
Accumulated other comprehensive losses	(4,973)	(3,942)

Total stockholders’ equity	187,084	188,250
Noncontrolling interest in subsidiaries	147,958	152,952

Total equity	335,042	341,202
Total liabilities, redeemable partnership interest and equity	$1,195,683	$1,068,341

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS IN ACCORDANCE WITH GAAP

(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Revenues:
Commissions	$172,280	$254,031
Principal transactions	91,261	51,896

Total brokerage revenues	263,541	305,927

Fees from related parties	14,924	20,913
Market data	4,462	5,544
Software solutions	1,498	2,083
Interest income	1,312	3,853
Other revenues	320	586
Losses on equity investments	(2,143)	(1,796)

Total revenues	283,914	337,110

Expenses:
Compensation and employee benefits	175,837	274,545
Allocation of net income to founding/working partner units	4,227	—
Allocation of net income to REUs	852	—

Total compensation	180,916	274,545
Occupancy and equipment	25,824	30,722
Fees to related parties	4,335	6,540
Professional and consulting fees	7,484	15,546
Communications	15,324	16,720
Selling and promotion	15,004	15,235
Commissions and floor brokerage	3,675	3,713
Interest expense	2,397	7,663
Other expenses	7,630	6,235

Total non-compensation expenses	81,673	102,374

Total expenses	262,589	376,919
Income (loss) from continuing operations before income taxes	21,325	(39,809)
Provision for income taxes	7,031	8,070

Consolidated net income (loss)	14,294	(47,879)

Less: Net income attributable to noncontrolling interest in subsidiaries	6,214	654

Net income (loss) available to common stockholders	$8,080	$(48,533)

Per share data:
Basic earnings (loss) per share	`
Net income (loss) available to common stockholders	$8,080	$(48,533)

Basic earnings (loss) per share	$0.10	$(0.26)

Basic weighted average shares of common stock outstanding	$80,561	$184,967

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$19,892	$(48,533)

Fully diluted earnings (loss) per share	$0.10	$(0.26)

Diluted weighted average shares of common stock outstanding	$199,981	$184,967

Dividends declared per share of common stock	$0.09	$—

Dividends declared and paid per share of common stock	$—	$—

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

	2009	2008					2007 (a)
	Q1 (a)	Q1 (a)	Q2	Q3	Q4	FULL YEAR	Q1	Q2	Q3	Q4	FULL YEAR
Revenues:
Brokerage revenues:
Rates	$123,556	$152,450	$143,100	$142,162	$116,392	$554,104	$139,511	$140,611	$162,375	$117,844	$560,341
Credit	91,334	87,193	69,114	67,923	83,258	307,488	51,862	55,857	57,963	63,439	229,121
Foreign exchange	22,349	37,466	34,048	38,434	30,910	140,858	33,047	32,215	36,132	34,417	135,811
Other asset classes	26,302	28,818	32,341	25,795	29,199	116,153	18,694	20,291	18,169	25,578	82,732

Total brokerage revenues	263,541	305,927	278,603	274,314	259,758	1,118,602	243,114	248,974	274,639	241,278	1,008,005
Market data and software solutions	5,960	7,627	6,555	6,951	6,051	27,184	7,937	8,137	7,223	6,667	29,964
Fees from related parties, interest and other revenues	16,556	25,352	21,590	21,513	21,760	90,215	22,025	15,845	17,516	24,728	80,114

Total revenues	286,057	338,906	306,748	302,778	287,569	1,236,001	273,076	272,956	299,378	272,673	1,118,083

Expenses:
Compensation and employee benefits (b)	174,334	187,776	175,450	174,617	181,715	719,558	158,707	159,613	168,592	158,005	644,917
Other expenses	81,673	100,332	89,033	94,601	94,527	378,493	90,524	96,217	109,708	106,884	403,333

Total expenses	256,007	288,108	264,483	269,218	276,242	1,098,051	249,231	255,830	278,300	264,889	1,048,250

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	30,050	50,798	42,265	33,560	11,327	137,950	23,845	17,126	21,078	7,784	69,833

Noncontrolling interest in subsidiaries (c)	(519)	654	726	933	795	3,108	155	894	375	928	2,352
Provision for income taxes	8,002	10,703	9,327	7,284	2,502	29,816	2,332	(2,697)	3,899	5,863	9,397

Post-tax distributable earnings to fully diluted shareholders	$22,567	$39,441	$32,212	$25,343	$8,030	$105,026	$21,358	$18,929	$16,804	$993	$58,084

Earnings per share:
Fully diluted pre-tax distributable earnings per share	$0.15	$0.27	$0.22	$0.17	$0.06	$0.73	$0.13	$0.09	$0.11	$0.04	$0.38

Fully diluted post-tax distributable earnings per share	$0.11	$0.21	$0.17	$0.13	$0.04	$0.55	$0.12	$0.10	$0.09	$0.01	$0.31

Fully diluted weighted average shares of common stock outstanding	199,981	184,967	190,121	196,574	189,058	188,835	185,301	185,353	184,315	184,187	185,482

Total Revenues	286,057	338,906 (d)	306,748	302,778	287,569	1,236,001	273,076	272,956	299,378	272,673	1,118,083

Total Compensation Expense (b)	174,334	187,776	175,450	174,617	181,715	719,558	158,707	159,613	168,592	158,005	644,917

Compensation expense as a percent of revenues	60.9%	55.4%	57.2%	57.7%	63.2%	58.2%	58.1%	58.5%	56.3%	57.9%	57.7%

Pre-tax distributable earnings margins (on distributable earnings revenues)	10.5%	15.0%	13.8%	11.1%	3.9%	11.2%	8.7%	6.3%	7.0%	2.9%	6.2%

Post-tax distributable earnings margins (on distributable earnings revenues)	7.9%	11.6%	10.5%	8.4%	2.8%	8.5%	7.8%	6.9%	5.6%	0.4%	5.2%

Effective tax rate for distributable earnings	26.6%	21.1%	22.1%	21.7%	22.1%	21.6%	9.8%	(15.7)%	18.5%	75.3%	13.5%

Notes and Assumptions

(a)	-	All periods prior to April 1 of 2008 are presented on a pro forma basis to reflect the effects of the merger related debt restructure.
(b)	-	Compensation charges exclude all one-time merger related non-cash compensation, equity grants prior to the merger, allocations of income to founding/working Partners, and dividends paid to restricted stock unit holders.
(c)	-	Noncontrolling interest allocation associated with joint ownership of administrative services company.
(d)	-	Reflects reclass of Q1 equity pickup loss from other expenses to Fees from related parties, interest and other revenues.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands except per share data)

	2009	2008					2007
	Q1	Q1	Q2	Q3	Q4	FULL YEAR	Q1	Q2	Q3	Q4	FULL YEAR
GAAP income (loss) from continuing operations before noncontrolling interest in subsidiaries and income taxes	$21,325	$(39,809)	$32,133	$18,126	$(676)	$9,774	$21,528	$10,848	$14,743	$(4,445)	$42,674

Allocation of net income to founding/working partners holding units	4,227	—	7,133	3,716	—	10,849	—	—	—	—	—

Allocation of net income to REUs	852	—	252	299	—	551	—	—	—	—	—

Pro forma adjustments for recapitalization (a)	—	2,042	—	—	—	2,042	2,317	2,268	6,335	6,452	17,372

Pro forma pre-tax operating income (loss) available to fully diluted shareholders	26,404	(37,767)	39,518	22,141	(676)	23,216	23,845	13,116	21,078	2,007	60,046

Pre-tax adjustments:

Compensation expenses related to redemption of partnership units issued prior to the merger; additional pre-merger grants of founding partner interests to management and the activation of exchangeability of founding partner interests granted pre-merger	(1,029)	84,063	—	192	2,368	86,623	—	—	—	—	—

Charges related to compensation expense for restricted stock units and REUs granted pre-merger	2,470	2,706	1,471	2,700	5,960	12,837	—	—	—	4,590	4,590

Equity loss on investments	2,143	1,796	1,276	1,910	2,087	7,069	—	—	—	442	442

Dividend equivalents to RSUs	62	—	—	230	165	395	—	—	—	—	—

Donations by Partners, re: Charity Day	—	—	—	6,387	—	6,387	—	—	—	—	—

Asset impairment charges	—	—	—	—	1,423	1,423	—	4,010	—	745	4,755

Total pre-tax adjustments	3,646	88,565	2,747	11,419	12,003	114,734	—	4,010	—	5,777	9,787

Pre-tax distributable earnings	$30,050	$50,798	$42,265	$33,560	$11,327	$137,950	$23,845	$17,126	$21,078	$7,784	$69,833

GAAP net income (loss) available to common stockholders	$8,080	$(48,533)	$11,984	$6,853	$(13)	$(29,709)	$19,041	$12,651	$10,469	$(11,159)	$31,002

Allocation of net income to founding/working partners holding units	4,227	—	7,133	3,716	—	10,849	—	—	—	—	—

Allocation of net income to REUs	852	—	252	299	—	551	—	—	—	—	—

Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	6,733	—	10,700	5,578	(18)	16,260	—	—	—	—	—

Pro forma adjustments for recapitalization (a)	—	2,042	—	—	—	2,042	2,317	2,268	6,335	6,452	17,372

Pro forma GAAP net income (loss) for fully diluted shares	$19,892	$(46,491)	$30,069	$16,446	$(31)	$(7)	$21,358	$14,919	$16,804	$(4,707)	$48,374

Total pre-tax adjustments (from above)	3,646	88,565	2,747	11,419	12,003	114,734	—	4,010	—	5,777	9,787

Income tax adjustment to reflect effective tax rate	(971)	(2,633)	(604)	(2,522)	(3,942)	(9,701)	0	0	0	(77)	(77)

Post-tax distributable earnings	$22,567	$39,441	$32,212	$25,343	$8,030	$105,026	$21,358	$18,929	$16,804	$993	$58,084

Pre-tax distributable earnings per share	$0.15	$0.27	$0.22	$0.17	$0.06	$0.73	$0.13	$0.09	$0.11	$0.04	$0.38

Post-tax distributable earnings earnings per share	$0.11	$0.21	$0.17	$0.13	$0.04	$0.56	$0.12	$0.10	$0.09	$0.01	$0.31

Fully diluted weighted average shares of common stock outstanding	199,981	184,967	190,121	196,574	189,058	188,835	185,301	185,353	184,315	184,187	185,482

(a)	Reflects a net decrease in interest income and interest expense related to the separation and recapitalization transactions in connection with the merger.

CONTACTS

Media: Florencia Panizza 212-294-7938 fpanizza@bgcpartners.com	Investors: Jason McGruder 212-829-4988 jmcgruder@bgcpartners.com

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